UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________________________________

FORM 8-K

____________________________________________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 29, 2014

____________________________________________________

KULICKE AND SOFFA INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

____________________________________________________

Pennsylvania	000-00121	23-1498399
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

23A Serangoon North Avenue 5, #01-01 K&S Corporate Headquarters, Singapore		554369
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (215) 784-6000

N/A
(Former name or former address, if changed since last report)

____________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 29, 2014, Kulicke & Soffa Holdings B.V. (“Kulicke”), a subsidiary of Kulicke and Soffa Industries, Inc., entered into a Share Sale and Purchase Agreement (the “Agreement”) with Assembléon Holding B.V. (“Assembléon”). Pursuant to the Agreement, Kulicke has agreed to purchase all of the outstanding equity interests of Assembléon B.V., a subsidiary of Assembléon (the “Company”), in an all cash transaction for EUR 80 million (approximately $98 million US Dollars based on a 1.22 exchange rate, the average of the daily midpoint exchange rates over the prior 5 days) (such purchase, the “Transaction”). The Company is a leading technology solutions provider that, together with its subsidiaries, offers assembly equipment, processes and services for the automotive, industrial, and advanced packaging markets.
The Agreement contains customary representations, warranties, and covenants by the parties related to the Transaction. Both Kulicke and Assembléon have agreed to indemnify the other party for losses arising from certain breaches of the Agreement and other liabilities, subject to certain limitations that are customary in transactions of this nature.
The closing of the Transaction is subject to customary closing conditions and is expected to occur on January 9, 2015. An amount of EUR 12 million out of the purchase price shall be placed in escrow for a period of eighteen months from the closing of the Transaction.
If any of the conditions precedent set out in the Agreement is not satisfied by January 15, 2015, Kulicke has the right to terminate the Agreement.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit No.	Description
99.1	Press release, dated December 29, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KULICKE AND SOFFA INDUSTRIES, INC.

Date: December 29, 2014	By:	/s/ Jonathan H. Chou
	Name:	Jonathan H. Chou
	Title:	Senior Vice President and Chief Financial Officer